SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Master Fund, L.P.

Clinton Magnolia Master Fund, Ltd.

Clinton Relational Opportunity Master Fund, L.P.

Clinton Relational Opportunity, LLC

GEH Capital, Inc.

Channel Commerce Partners, L.P.

Clinton Group, Inc.

George E. Hall

Cannell Capital LLC

Tristan Offshore Fund, Ltd.

Tristan Partners, L.P.

Cuttyhunk II Fund LLC

Tonga Partners, L.P.

J. Carlo Cannell

Thomas D. Beers

Dorrit M. Bern

Mark Bozek

Melissa B. Fisher

Thomas D. Mottola

Robert Rosenblatt

Fred Siegel

Gregory P. Taxin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 18, 2013, Clinton Group, Inc. and its affiliates (collectively, "Clinton") issued a press release including the full text of a letter sent by Clinton to the Chairman of the board of directors (the "Board") of ValueVision Media, Inc. ("ValueVision") disputing the deficiencies alleged by ValueVision in Clinton's submissions to ValueVision demanding that ValueVision call a special meeting of shareholders and providing notice of Clinton's intent to present proposals and nominate individuals for election to the Board. In the press release and the attached letter, Gregory P. Taxin, the President of Clinton, labeled the Board's actions "a shocking disregard for shareholder rights." The letter described the Board's repeated attempts to delay the special meeting and Clinton renewed its call upon the Board to install the independent directors that Clinton intends to nominate for election to the Board at the Special Meeting. A copy of the press release containing the full text of the letter is filed herewith as Exhibit 1.